Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2003 relating to the financial statements and financial statement schedules of AptarGroup, Inc., which appears in AptarGroup, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 20, 2003 relating to the financial statements, which appears in the Annual Report of AptarGroup, Inc. Profit Sharing and Savings Plan on Form 11-K for the year ended December 31, 2002.

/s/ PRICEWATERHOUSE COOPERS LLP
Pricewaterhouse Coopers LLP

Chicago, Illinois

July 22, 2003